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                                                                   EXHIBIT 3.1.1

                           CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                            INTUITIVE SURGICAL, INC.

        LONNIE M. SMITH hereby certifies as follows:

        ONE: The original name of this corporation is Intuitive Surgical Devices, Inc. and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is November 9, 1995.

        TWO: That he is the duly elected and acting President of Intuitive Surgical, Inc., a Delaware corporation.

        THREE: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation as follows:

            Article IV, Section E, Paragraph 4(j)(iv) shall be amended and restated to read in its entirety as follows:

    "(iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(j), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of the Preferred Stock; (2) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (3) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date; (4) those shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued or to be issued to Stanford Research Institute ("SRI") in connection with that license agreement between the Company and SRI dated December 1995, (5) those shares of Common Stock or Preferred Stock issued or to be issued to Guidant Corporation, its subsidiaries or affiliates prior to March 31, 1996, and (6) those shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued or to be issued to Heartport, Inc. ("Heartport") in connection with that license agreement between the Company and Heartport dated April 2000. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(j), for such Additional Shares of Common Stock.

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        FOUR: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Intuitive Surgical, Inc. has caused this Certificate of Amendment to be signed by its President this 26th day of April, 2000.



                                                   /s/ Lonnie M. Smith
                                                   -----------------------------
                                                   Lonnie M. Smith
                                                   President